As filed with the Securities and Exchange Commission on June 15, 2012
Registration No. 333-

United States
Securities and Exchange Commission
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XCEL ENERGY INC.
(Exact name of Registrant as specified in its charter)

Minnesota	41-0448030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

414 Nicollet Mall
Minneapolis, Minnesota  55402
(612) 330-5500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

XCEL ENERGY INC. NONQUALIFIED DEFERRED COMPENSATION PLAN

(Full title of the plan)

Benjamin G.S. Fowke III	Teresa S. Madden
Chairman, President and Chief Executive Officer	Senior Vice President and Chief Financial Officer
Xcel Energy Inc.	Xcel Energy Inc.
414 Nicollet Mall	414 Nicollet Mall
Minneapolis, Minnesota 55401	Minneapolis, Minnesota 55401
(612) 330-5500	(612) 330-5500

(Name, address, including zip code, and telephone number, including area code, of agents for service)

With a copy to:

Scott M. Wilensky
Senior Vice President and General Counsel
Xcel Energy Inc.
414 Nicollet Mall
Minneapolis, Minnesota  55401
(612) 330-5500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Deferred Compensation Obligations (1)	$25,000,000	100%	$25,000,000	$2,865

(1)
The Deferred Compensation Obligations are unsecured obligations of Xcel Energy Inc. to pay deferred compensation in the future in accordance with the terms of the Xcel Energy Inc. Nonqualified Deferred Compensation Plan.

(2)	This amount is an estimate made solely for the purpose of calculating the registration fee pursuant Rule 457(h) of the Securities Act of 1933.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by Xcel Energy Inc. (the “Registrant”) with the Securities and Exchange Commission are incorporated herein by reference:

(1)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011;

(2)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012; and

(3)	the Registrant’s Current Reports on Form 8-K filed January 12, 2012; February 23, 2012, March 2, 2012; March 5, 2012; April 3, 2012, April 13, 2012, May 18, 2012, June 4, 2012 and June 8, 2012.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities

The securities being offered hereby are Deferred Compensation Obligations (the “Obligations”). Pursuant to the Xcel Energy Inc. Nonqualified Deferred Compensation Plan (the “Plan”), the Registrant will provide a select group of management and highly-compensated employees who are active, non-bargaining employees of the Registrant or a participating affiliate of the Registrant (“Participants”) the opportunity to defer payment of a specified portion of their cash compensation.

Participants will make elections in accordance with the Plan to specify the amount of compensation to be deferred. Participants will be able to choose from a variety of investment options including a stock fund of the Registrant’s Common Stock.  In addition, the Registrant will match certain amounts as specified in the Plan.

Participants may choose between two distribution options: (1) the earlier of a specific year or separation of service, or (2) separation of service.  The first option requires the distribution of a lump sum payment while the second allows a choice between a lump sum and ten annual installment payments.

The Registrant pays all benefits and Plan costs from its general assets.  The Registrant may at its discretion create a nonqualified grantor trust, or “Rabbi Trust,” to provide funds for the payment of the Obligations.

The Registrant reserves the right to amend or terminate the Plan at any time, provided that amendment or termination will not result in a reduction of Participants’ Plan benefits.  If the Plan is terminated, Participants’ account balances will be paid out either according to the Plan elections or as a lump-sum payment as of a date selected by the Registrant.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 302A.521 of the Minnesota Business Corporation Act permits indemnification of officers and directors of domestic or foreign corporations under certain circumstances and subject to certain limitations.  Pursuant to authorization contained in the Registrant’s Restated Articles of Incorporation, as amended, Article 4 of the Registrant’s Restated By-Laws contains provisions for indemnification of its directors and officers consistent with the provisions of Section 302A.521 of the Minnesota Business Corporation Act.  The Registrant’s Restated Articles of Incorporation also contain provisions limiting the liability of the Registrant’s directors in certain instances.  The Registrant has obtained insurance policies indemnifying it and its directors and officers against certain civil liabilities and related expenses.  The Registrant has entered into indemnity agreements with its directors.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.01*
Xcel Energy Inc. Nonqualified Deferred Compensation Plan (2009 Restatement) (incorporated herein by reference to Exhibit 10.07 to Form 10-K of Xcel Energy (file no. 001-03034) for the year ended December 31, 2008)

4.02*
First Amendment to Xcel Energy Inc. Nonqualified Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.17 to Form 10-K of Xcel Energy (file no. 001-03034) for the year ended December 31, 2011)

5.01	Opinion of Counsel regarding Obligations

23.01	Consent of Deloitte & Touche LLP

23.02	Consent of Counsel (included in Exhibit 5.01)

24.01	Power of Attorney

*  Incorporated herein by reference

Item 9.	Undertakings

a.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for the indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 15th day of June, 2012.

Xcel Energy Inc.

By:	/s/ Teresa S. Madden
Teresa S. Madden
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date listed above:

Signature	Title

*	Chairman, President, Chief Executive Officer, and Director
Benjamin G.S. Fowke III	(Principal Executive Officer)

/s/ Teresa S. Madden	Senior Vice President and Chief Financial Officer
Teresa S. Madden	(Principal Financial Officer)

/s/ Jeffrey S. Savage	Vice President and Controller
Jeffrey S. Savage	(Principal Accounting Officer)

*	Director
Gail Koziara Boudreaux

*	Director
Fredric W. Corrigan

*	Director
Richard K. Davis

*	Director
Albert F. Moreno

Signature	Title

*	Director
Christopher J. Policinski

*	Director
A. Patricia Sampson

*	Director
James J. Sheppard

*	Director
David A Westerlund

*	Director
Kim Williams

*	Director
Timothy V. Wolf

*	By:	/s/ Teresa S. Madden
Teresa S. Madden
Attorney-in Fact

EXHIBIT INDEX

Exhibit Number	Description

4.01*
Xcel Energy Inc. Nonqualified Deferred Compensation Plan (2009 Restatement) (incorporated herein by reference to Exhibit 10.07 to Form 10-K of Xcel Energy (file no. 001-03034) for the year ended December 31, 2008)

4.02*
First Amendment to Xcel Energy Inc. Nonqualified Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.17 to Form 10-K of Xcel Energy (file no. 001-03034) for the year ended December 31, 2011)

5.01	Opinion of Counsel regarding Obligations

23.01	Consent of Deloitte & Touche LLP

23.02	Consent of Counsel (included in Exhibit 5.01)

24.01	Power of Attorney

*  Incorporated herein by reference